EXHIBIT 21.1

METALS USA HOLDINGS CORP.

SUBSIDIARIES

North Carolina
Entity Name	Juris of Org
Flag Intermediate Holdings Corporation	Delaware

FLAG INTERMEDIATE HOLDINGS CORPORATION

SUBSIDIARIES

North Carolina
Entity Name	Juris of Org
Metals USA, Inc.	Delaware

METALS USA, INC.

SUBSIDIARIES

North Carolina
Entity Name	Juris of Org
Alabama Metal Services, L.L.C.	Alabama
Allmet GP, Inc.	Delaware
Allmet LP, Inc.	Delaware
Continental Real Estate Development, Inc.	Illinois
Interstate Steel Supply Company of Maryland, Inc.	Maryland
Intsel GP, Inc.	Delaware
Intsel LP, Inc.	Delaware
i-Solutions Direct, Inc.	Delaware
J. Rubin & Co.	Illinois
Jeffreys Real Estate Corporation	Delaware
Jeffreys Steel Holdings, L.L.C.	Alabama
Levinson Steel GP, Inc.	Delaware
Levinson Steel LP, Inc.	Delaware
Metals Receivables Corporation	Delaware
Metals USA Building Products, Canada Inc.	Ontario
Metals USA Building Products, L.P.	Texas
Metals USA Carbon Flat Rolled, Inc.	Ohio
Metals USA Contract Manufacturing, Inc.	Delaware
Metals USA Finance Corp.	Delaware
Metals USA Flat Rolled Central, Inc.	Missouri
Metals USA International Holdings, Inc.	Delaware
Metals USA Management Co., L.P.	Delaware
Metals USA Plate Processing L.L.C.	Delaware
Metals USA Plates and Shapes Northeast, L.P.	Delaware
Metals USA Plates and Shapes Southcentral, Inc.	Oklahoma
Metals USA Plates and Shapes Southeast, Inc.	Alabama
Metals USA Plates and Shapes Southwest, L.P.	Connecticut
Metals USA Realty Company	Delaware
Metals USA Specialty Metals Northcentral, Inc.	Delaware
MUSA GP, Inc.	Delaware
MUSA LP, Inc.	Delaware
MUSA Newark, L.L.C.	Delaware
Ohio River Metal Services, Inc.	Kentucky
Queensboro, L.L.C.	North Carolina
The Richardson Trident Company, L.L.C.	Texas
Wilkof-Morris Steel Corporation	Ohio